Exhibit 99.1

LECG EXPANDS EUROPEAN/UK FOOTPRINT WITH KEY CONSULTING ACQUISITION

EMERYVILLE, CA, June 22, 2010 — LECG Corporation (NASDAQ: XPRT), a global business advisory and professional services firm, today announced it has signed a definitive agreement  to acquire Bourne, a London-based independent business consultancy practice. Subject to customary conditions, the parties expect the closing of the acquisition to occur on July 2, 2010.  This acquisition will add 36 people to LECG’s UK base, expanding LECG’s European presence to include specialists in valuation, transfer pricing, IP and tax consulting and advice as an extension to its finance, risk, process and operations services currently provided by its financial services practice. Bourne is a perfect fit for the new LECG as it seamlessly extends and enhances our disputes, valuation, IP and international tax practices.

“We are excited to add the credentials and experience of the Bourne team of professionals to LECG, fostering a true market-facing collaboration among our various business segments and geographic regions,” said Steve Samek, chief executive officer. “Since the LECG-SMART merger, the LECG leadership team has been committed to developing a broad, diversified professional services firm poised to capitalize on the opportunities presented by our changing industry and the global economy. The Bourne acquisition represents a significant milestone in the execution of this strategy.”

“The addition of Bourne’s services to our European business with a strong link to the U.S. will allow us to offer a much wider range of integrated services to our clients in the banking, real estate and insurance sectors,” said Danny Ryan, managing director at LECG in London. “The emerging demand for worldwide tax policy advisory services offers us the enormous potential to bring authoritative advice and tangible value directly to clients. Bourne’s partners and staff come with unique intellectual capital, which we plan to leverage into our collaborative go- to-market strategy in the coming months.”

Established in 2002, Bourne is a respected, independent business consultancy providing specialist advice on tax and consulting services, with offices in London and Farnham, Surrey. Specializing in asset taxation and corporate tax consulting, the Bourne team is led by four partners, Philip Feibusch, Colette Moscati, Ian Mackie and Toni Dyson, with extensive experience in the accounting industry at notable firms such as Arthur Andersen. Their sector specialization includes retail, financial services, and real estate advisory to major clients companies in the FTSE 100 and Fortune 500.

“We are delighted to join a larger, like-minded, independent organization with promising growth potential,” said Philip Feibusch, managing partner at Bourne. “Bourne’s survey valuation,  tax and accounting expertise in combination with LECG’s expert infrastructure will further differentiate us in the market, benefit clients, and provide a growth platform for both companies.”

About LECG

LECG is a global expert services and consulting firm with approximately 1100 experts and professionals in 39 global locations. The firm provides independent expert testimony, financial advisory services, original authoritative studies, strategic advisory, governance, assurance and tax, and business consulting services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies in the U.S., Central and South America, Europe, and Asia-Pacific.

LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice regarding complex disputes and inform legislative, judicial, regulatory, and business decision makers. In addition, the firm assists clients in major sectors with compliance and business process improvement consulting. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. (NASDAQ: XPRT). For more information, visit www.lecg.com.

About Bourne

Bourne Business Consulting LLP (Bourne) was founded in 2002 and provides specialist asset taxation and consulting services to FTSE 100 and Fortune 500 companies and other blue chip corporations.

It has offices in London and Farnham. Each of the firm’s four partners is well known in the tax community and they all have a Big Four accountancy firm heritage.

Bourne was the first firm to win the ‘Best Tax Team in a Boutique Firm’ award in 2007 in the Lexis Nexis Taxation Awards. Bourne also won the Chartered Institute of Personnel and Development Southern Region’s Best People Practice Award 2009.

Investor Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Annie Leschin, Investor Relations, 415-775-1788, investor@lecg.com